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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                 Amendment No. 1

                                West Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    952355105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              H. Peter Haveles, Jr.
                               Arnold & Porter LLP
                                 399 Park Avenue
                               New York, NY 10022
                                 (212) 715-1000
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 October 2, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-l(e), 240.13d-l(f) or 240.13d-l(g), check the following box. |_|

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

     PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1746  (03-06)

----------------------------------------------------------------------------------------
1.   Name of Reporting Person:
     I.R.S. Identification No. of above person (entities only).

     Fred Alger Management Inc.

----------------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) .......................................................................|_|
     (b) .......................................................................|X|

----------------------------------------------------------------------------------------
3.   SEC Use Only

----------------------------------------------------------------------------------------
4.   Source of Funds (See Instructions):  OO

----------------------------------------------------------------------------------------
5.   Check Box if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e).........................................................|_|

----------------------------------------------------------------------------------------
6.   Citizenship or Place of Organization:  ...............................New York

Number of         7.   Sole Voting Power:                                     883,935
Shares           ----------------------------------------------------------------------------
Beneficially      8.   Shared Voting Power:                                   0
Owned by         ----------------------------------------------------------------------------
Each              9.   Sole Dispositive Power:                                883,935
Reporting        ----------------------------------------------------------------------------
Person With      10.   Shared Dispositive Power:                              0
----------------------------------------------------------------------------------------

11.  Aggregate Amount Beneficially Owned by Each Reporting
     Person:                                                                  883,935

----------------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions).........................................................|_|
----------------------------------------------------------------------------------------

13.  Percent of Class Represented by Amount in Row (11):                    1.3%
----------------------------------------------------------------------------------------

14. Type of Reporting Person (See Instructions): IA

----------------------------------------------------------------------------------------
1.   Name of Reporting Person:
     I.R.S. Identification No. of above person (entities only).

     J.P. Morgan Investment Management Inc.

----------------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) .......................................................................|_|
     (b) .......................................................................|X|

----------------------------------------------------------------------------------------
3.   SEC Use Only

----------------------------------------------------------------------------------------
4.   Source of Funds (See Instructions):  OO

----------------------------------------------------------------------------------------
5.   Check Box if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e).........................................................|_|

----------------------------------------------------------------------------------------
6.   Citizenship or Place of Organization:  ...............................Delaware

Number of         7.   Sole Voting Power:                                     424,025
Shares           ----------------------------------------------------------------------------
Beneficially      8.   Shared Voting Power:                                   1,042
Owned by         ----------------------------------------------------------------------------
Each              9.   Sole Dispositive Power:                                424,025
Reporting        ----------------------------------------------------------------------------
Person With      10.   Shared Dispositive Power:                              1,042
----------------------------------------------------------------------------------------

11.  Aggregate Amount Beneficially Owned by Each Reporting
     Person:                                                                  425,067

----------------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions).........................................................|_|
----------------------------------------------------------------------------------------

13.  Percent of Class Represented by Amount in Row (11):                    0.6%
----------------------------------------------------------------------------------------

14.  Type of Reporting Person (See Instructions): IA

----------------------------------------------------------------------------------------
1.   Name of Reporting Person:
     I.R.S. Identification No. of above person (entities only).

     JPMorgan Investment Advisors Inc.

----------------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) .......................................................................|_|
     (b) .......................................................................|X|

----------------------------------------------------------------------------------------
3.   SEC Use Only

----------------------------------------------------------------------------------------
4.   Source of Funds (See Instructions):  OO

----------------------------------------------------------------------------------------
5.   Check Box if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e).........................................................|_|

----------------------------------------------------------------------------------------
6.   Citizenship or Place of Organization:  ...................................Ohio

Number of         7.   Sole Voting Power:                                     610,093
Shares           ----------------------------------------------------------------------------
Beneficially      8.   Shared Voting Power:                                   0
Owned by         ----------------------------------------------------------------------------
Each              9.   Sole Dispositive Power:                                610,093
Reporting        ----------------------------------------------------------------------------
Person With      10.   Shared Dispositive Power:                              0
----------------------------------------------------------------------------------------

11.  Aggregate Amount Beneficially Owned by Each Reporting
     Person:                                                                  610,093

----------------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions).........................................................|_|
----------------------------------------------------------------------------------------

13.  Percent of Class Represented by Amount in Row (11):                    0.9%
----------------------------------------------------------------------------------------

14.  Type of Reporting Person (See Instructions): IA

----------------------------------------------------------------------------------------
1.   Name of Reporting Person:
     I.R.S. Identification No. of above person (entities only).

     JPMorgan Chase Bank, National Association

----------------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) .......................................................................|_|
     (b) .......................................................................|X|

----------------------------------------------------------------------------------------
3.   SEC Use Only

----------------------------------------------------------------------------------------
4.   Source of Funds (See Instructions):  OO

----------------------------------------------------------------------------------------
5.   Check Box if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e).........................................................|_|

----------------------------------------------------------------------------------------
6.   Citizenship or Place of Organization:  ..........................United States

Number of         7.   Sole Voting Power:                                     0
Shares           ----------------------------------------------------------------------------
Beneficially      8.   Shared Voting Power:                                   0
Owned by         ----------------------------------------------------------------------------
Each              9.   Sole Dispositive Power:                                0
Reporting        ----------------------------------------------------------------------------
Person With      10.   Shared Dispositive Power:                              0
----------------------------------------------------------------------------------------

11.  Aggregate Amount Beneficially Owned by Each Reporting
     Person:                                                                  0

----------------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions).........................................................|_|
----------------------------------------------------------------------------------------

13.  Percent of Class Represented by Amount in Row (11):                    0.0%
----------------------------------------------------------------------------------------

14. Type of Reporting Person (See Instructions): IA

----------------------------------------------------------------------------------------
1.   Name of Reporting Person:
     I.R.S. Identification No. of above person (entities only).

     M.A. Weatherbie & Co., Inc.

----------------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) .......................................................................|_|
     (b) .......................................................................|X|

----------------------------------------------------------------------------------------
3.   SEC Use Only

----------------------------------------------------------------------------------------
4.   Source of Funds (See Instructions):  OO

----------------------------------------------------------------------------------------

5.   Check Box if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e).........................................................|_|

----------------------------------------------------------------------------------------
6.   Citizenship or Place of Organization:  ...............................Delaware

Number of         7.   Sole Voting Power:                                     0
Shares           ----------------------------------------------------------------------------
Beneficially      8.   Shared Voting Power:                                   0
Owned by         ----------------------------------------------------------------------------
Each              9.   Sole Dispositive Power:                                0
Reporting        ----------------------------------------------------------------------------
Person With      10.   Shared Dispositive Power:                              0
----------------------------------------------------------------------------------------

11.  Aggregate Amount Beneficially Owned by Each Reporting
     Person:                                                                  0

----------------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions).........................................................|_|
----------------------------------------------------------------------------------------

13.  Percent of Class Represented by Amount in Row (11):                    0.0%
----------------------------------------------------------------------------------------

14.  Type of Reporting Person (See Instructions):  IA

         This Amendment No. 1 to Schedule 13D relates to the common stock, par value $0.01 per share (the "Common Stock"), of West Corporation, a Delaware corporation ("West" or the "Company"), and amends the below-indicated Items from the Schedule 13D previously filed by or on behalf of the undersigned parties (the "Reporting Persons") by supplementing such Items with the information below:

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER

         (a) (i) Fred Alger Management, Inc. ("Alger") beneficially owns 883,935 shares of Common Stock, constituting approximately 1.3% of all of the outstanding shares of Common Stock.

         (ii) J.P. Morgan Investment Management Inc. ("JPMIM") beneficially owns 425,067 shares of Common Stock, constituting approximately 0.6% of all of the outstanding shares of Common Stock.

         (iii) JPMorgan Investment Advisors Inc. ("JPMIA") beneficially owns 610,093 shares of Common Stock, constituting approximately 0.9% of all of the outstanding shares of Common Stock.

         (iv) JPMorgan Chase Bank, N.A. ("JPMCB") beneficially owns 0 shares of Common Stock, constituting approximately 0.0% of all of the outstanding shares of Common Stock.

         (v) M.A. Weatherbie & Co., Inc. ("Weatherbie") beneficially owns 0 shares of Common Stock, constituting approximately 0.0% of all of the outstanding shares of Common Stock.

         (vi) Collectively, the Reporting Persons beneficially own 1,919,095 shares of Common Stock, constituting approximately 2.7% of all of the outstanding shares of Common Stock. Each Reporting Person retains sole and exclusive control over the management and disposition of each Reporting Person's respective holdings in the Company.

         (b) (i) Alger may be deemed to have sole power to direct the voting and disposition of the 883,935 shares of Common Stock pursuant to its ownership of 1.3% of the voting securities of West.

                  (ii) JPMIM may be deemed to have sole power to direct the voting and disposition of the 424,025 shares of Common Stock pursuant to its ownership of 0.6% of the voting securities of West.

                  (iii) JPMIA may be deemed to have sole power to direct the voting and disposition of the 610,093 shares of Common Stock pursuant to its ownership of 0.9% of the voting securities of West.

                  (iv) JPMCB may be deemed to have sole power to direct the voting and disposition of the 0 shares of Common Stock pursuant to its ownership of 0.0% of the voting securities of West.

                  (v) Weatherbie may be deemed to have sole power to direct the voting and disposition of the 0 shares of Common Stock pursuant to its ownership of 0.0% of the voting securities of West.

         (c) (i) The following transactions were effected by Alger during the past sixty (60) days:

------------------------------- ---------------------------- ---------------------------- ----------------------------
             Date               Security                     Amount of Shares Bought      Approx. Price per Share
                                                             (Sold)                       (excl. of commissions)
------------------------------- ---------------------------- ---------------------------- ----------------------------
            8/2/06              WSTC                                        (6,600)                   47.72
------------------------------- ---------------------------- ---------------------------- ----------------------------
            8/2/06              WSTC                                        (3,400)                   47.72
------------------------------- ---------------------------- ---------------------------- ----------------------------
            8/3/06              WSTC                                       (16,900)                   47.75
------------------------------- ---------------------------- ---------------------------- ----------------------------
            8/3/06              WSTC                                        (8,900)                   47.75
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/30/06              WSTC                                        (1,650)                   48.02
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/30/06              WSTC                                        (1,200)                   48.02
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/06              WSTC                                        (2,250)                   48.18
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/06              WSTC                                       (41,200)                   48.18
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/06              WSTC                                       (18,000)                   48.18
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/06              WSTC                                        (9,300)                   48.18
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/06              WSTC                                          (350)                   48.18
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/06              WSTC                                          (215)                   48.20
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/06              WSTC                                          (135)                   48.20
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/06              WSTC                                        (1,100)                   48.22
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/06              WSTC                                          (275)                   48.23
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/06              WSTC                                        (3,200)                   48.20
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/06              WSTC                                       (59,600)                   48.20
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/06              WSTC                                       (26,000)                   48.20
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/06              WSTC                                       (13,400)                   48.20
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/06              WSTC                                          (500)                   48.20
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/06              WSTC                                          (360)                   48.20
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/06              WSTC                                          (230)                   48.20
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/06              WSTC                                        (1,850)                   48.22
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/06              WSTC                                          (465)                   48.24
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/06              WSTC                                          (600)                   48.20
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/06              WSTC                                       (10,100)                   48.20
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/06              WSTC                                        (4,400)                   48.20
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/06              WSTC                                        (2,300)                   48.20
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/06              WSTC                                          (100)                   48.20
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/06              WSTC                                          (200)                   48.28
------------------------------- ---------------------------- ---------------------------- ----------------------------

         (c) (ii) The following transactions were effected by JPMIM during the past sixty (60) days:

------------------------------- ---------------------------- ---------------------------- ----------------------------
             Date               Security                     Amount of Shares Bought      Approx. Price per Share
                                                             (Sold)                       (excl. of commissions)
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/11/06              WSTC                                        (8,600)                   47.60
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/15/06              WSTC                                        (1,300)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/15/06              WSTC                                          (300)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/15/06              WSTC                                        (6,200)                   47.69
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/16/06              WSTC                                        (8,800)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/16/06              WSTC                                        (1,600)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/16/06              WSTC                                       (10,900)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/17/06              WSTC                                        (6,000)                   47.75
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/17/06              WSTC                                        (1,100)                   47.75
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/17/06              WSTC                                        (7,600)                   47.75
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/18/06              WSTC                                        (4,400)                   47.78
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/18/06              WSTC                                          (800)                   47.78
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/18/06              WSTC                                            (8)                   47.84
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/18/06              WSTC                                        (5,300)                   47.78
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/18/06              WSTC                                          (900)                   47.72
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/21/06              WSTC                                        (8,800)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/21/06              WSTC                                        (1,600)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/21/06              WSTC                                       (10,900)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/22/06              WSTC                                       (10,200)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/22/06              WSTC                                        (1,800)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/22/06              WSTC                                       (12,500)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/23/06              WSTC                                       (17,800)                   47.80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/23/06              WSTC                                        (3,200)                   47.80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/23/06              WSTC                                       (22,000)                   47.80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/28/06              WSTC                                        (1,700)                   47.95
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/29/06              WSTC                                       (23,000)                   47.95
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/29/06              WSTC                                        (4,100)                   47.95
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/30/06              WSTC                                       (11,900)                   47.98
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/30/06              WSTC                                        (2,100)                   47.98
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/5/06              WSTC                                           700                    48.20
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/5/06              WSTC                                        (1,400)                   48.21
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/5/06              WSTC                                        (8,200)                   48.20
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/5/06              WSTC                                          (200)                   48.21
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/5/06              WSTC                                        (1,400)                   48.20
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/6/06              WSTC                                        (2,300)                   48.18
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/6/06              WSTC                                          (400)                   48.18
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/06              WSTC                                        (1,500)                   48.16
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/06              WSTC                                       (17,800)                   48.16
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/06              WSTC                                        (3,200)                   48.16
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/06              WSTC                                       (11,700)                   48.21
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/06              WSTC                                        (2,100)                   48.21
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/06              WSTC                                       (11,700)                   48.23
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/06              WSTC                                        (2,100)                   47.23
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/06              WSTC                                       (26,800)                   48.22
------------------------------- ---------------------------- ---------------------------- ----------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------
             Date               Security                     Amount of Shares Bought      Approx. Price per Share
                                                             (Sold)                       (excl. of commissions)
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/06              WSTC                                        (4,700)                   48.22
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/06              WSTC                                       (25,200)                   48.24
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/25/06              WSTC                                         6,000                    48.30
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/06              WSTC                                             8                    48.27
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/06              WSTC                                            26                    48.27
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/06              WSTC                                            12                    48.27
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/06              WSTC                                            17                    48.27
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/06              WSTC                                            12                    48.27
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/27/06              WSTC                                             8                    48.24
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/27/06              WSTC                                             8                    48.24
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/06              WSTC                                            10                    48.23
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/06              WSTC                                             8                    48.23
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/06              WSTC                                             8                    48.23
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/06              WSTC                                             8                    48.23
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/06              WSTC                                            16                    48.23
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/06              WSTC                                             9                    48.23
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/06              WSTC                                             9                    48.23
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/06              WSTC                                            12                    48.23
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/06              WSTC                                            10                    48.23
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/06              WSTC                                            24                    48.23
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/06              WSTC                                             4                    48.25
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/06              WSTC                                            41                    48.25
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/06              WSTC                                             9                    48.25
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/06              WSTC                                            17                    48.25
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/06              WSTC                                            16                    48.25
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/06              WSTC                                             8                    48.25
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/06              WSTC                                             8                    48.25
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/06              WSTC                                            31                    48.25
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/06              WSTC                                            23                    48.25
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/06              WSTC                                             8                    48.25
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/06              WSTC                                            11                    48.25
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/2/06              WSTC                                           127                    48.45
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/2/06              WSTC                                             9                    48.45
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/2/06              WSTC                                            14                    48.45
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/2/06              WSTC                                             8                    48.45
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/2/06              WSTC                                             7                    48.45
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/2/06              WSTC                                             8                    48.45
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/2/06              WSTC                                             9                    48.45
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/2/06              WSTC                                             8                    48.45
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/2/06              WSTC                                             7                    48.45
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/2/06              WSTC                                            18                    48.45
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/3/06              WSTC                                             9                    48.34
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/3/06              WSTC                                            16                    48.34
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/3/06              WSTC                                             9                    48.34
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/3/06              WSTC                                            10                    48.34
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/3/06              WSTC                                             8                    48.34
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/3/06              WSTC                                            19                    48.34
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/3/06              WSTC                                             9                    48.34
------------------------------- ---------------------------- ---------------------------- ----------------------------

         (c) (iii) The following transactions were effected by JPMCB during the past sixty (60) days:

------------------------------- ---------------------------- ---------------------------- ----------------------------
             Date               Security                     Amount of Shares Bought      Approx. Price per Share
                                                             (Sold)                       (excl. of commissions)
------------------------------- ---------------------------- ---------------------------- ----------------------------
            8/2/06              WSTC                                           500                    47.68
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/15/06              WSTC                                          (700)                   47.69
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/16/06              WSTC                                         (1100)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/17/06              WSTC                                          (800)                   47.75
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/18/06              WSTC                                          (600)                   47.78
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/21/06              WSTC                                         (1100)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/22/06              WSTC                                         (1400)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/23/06              WSTC                                         (2300)                   47.80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/21/06              WSTC                                          (100)                   48.29
------------------------------- ---------------------------- ---------------------------- ----------------------------

         (c) (iv) The following transactions were effected by JPMIA during the past sixty (60) days:

------------------------------- ---------------------------- ---------------------------- ----------------------------
Date                            Security                     Amount of Shares Bought      Approx. Price per Share
                                                             (Sold)                       (excl. of commissions)
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/11/06              WSTC                                        (7,400)                   47.63
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/11/06              WSTC                                        (1,100)                   47.63
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/15/06              WSTC                                          (900)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/15/06              WSTC                                          (300)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/15/06              WSTC                                          (100)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/16/06              WSTC                                            50                    47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/16/06              WSTC                                        (5,400)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/16/06              WSTC                                        (1,900)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/16/06              WSTC                                          (300)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/17/06              WSTC                                        (3,700)                   47.75
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/17/06              WSTC                                        (1,300)                   47.75
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/17/06              WSTC                                          (200)                   47.75
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/18/06              WSTC                                        (2,700)                   47.78
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/18/06              WSTC                                        (1,000)                   47.78
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/18/06              WSTC                                          (200)                   47.78
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/21/06              WSTC                                        (5,400)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/21/06              WSTC                                        (1,900)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/21/06              WSTC                                          (300)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/22/06              WSTC                                        (6,400)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/22/06              WSTC                                        (2,300)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/22/06              WSTC                                          (400)                   47.70
------------------------------- ---------------------------- ---------------------------- ----------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------
Date                            Security                     Amount of Shares Bought      Approx. Price per Share
                                                             (Sold)                       (excl. of commissions)
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/23/06              WSTC                                          (800)                   47.80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/23/06              WSTC                                       (11,000)                   47.80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/23/06              WSTC                                        (3,900)                   47.80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/23/06              WSTC                                          (700)                   47.80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/29/06              WSTC                                       (42,300)                   47.95
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/29/06              WSTC                                        (7,700)                   47.95
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/29/06              WSTC                                          (600)                   47.95
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/30/06              WSTC                                          (320)                   48.04
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/30/06              WSTC                                       (22,100)                   47.98
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/30/06              WSTC                                          (300)                   47.98
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/31/06              WSTC                                       (10,500)                   48.10
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/5/06              WSTC                                        (2,600)                   48.21
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/5/06              WSTC                                       (15,100)                   48.20
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/5/06              WSTC                                          (100)                   48.21
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/5/06              WSTC                                          (300)                   48.20
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/6/06              WSTC                                        (4,200)                   48.18
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/6/06              WSTC                                          (100)                   48.18
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/06              WSTC                                          (400)                   48.17
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/06              WSTC                                       (33,100)                   48.16
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/06              WSTC                                          (600)                   48.16
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/06              WSTC                                       (19,300)                   48.21
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/06              WSTC                                        (1,500)                   48.21
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/06              WSTC                                          (400)                   48.21
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/06              WSTC                                       (19,300)                   48.23
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/06              WSTC                                        (1,500)                   48.23
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/06              WSTC                                          (400)                   48.23
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/06              WSTC                                          (600)                   48.20
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/06              WSTC                                       (44,400)                   48.22
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/06              WSTC                                        (3,400)                   48.22
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/06              WSTC                                          (900)                   48.22
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/25/06              WSTC                                           200                    48.30
------------------------------- ---------------------------- ---------------------------- ----------------------------

         (c) (v) The following transactions were effected by Weatherbie during the past sixty (60) days:

------------------------------ ----------------------------- ----------------------------- ---------------------------
Date                           Security                      Amount of Shares Bought       Approx. Price per Share
                                                             (Sold)                        (excl. of commissions)
------------------------------ ----------------------------- ----------------------------- ---------------------------
8/1/06                         WSTC                          220                           47.72
------------------------------ ----------------------------- ----------------------------- ---------------------------
8/2/06                         WSTC                          (3,131)                       47.80
------------------------------ ----------------------------- ----------------------------- ---------------------------
8/3/06                         WSTC                          (45)                          47.72
------------------------------ ----------------------------- ----------------------------- ---------------------------
8/8/06                         WSTC                          (100,015)                     47.70
------------------------------ ----------------------------- ----------------------------- ---------------------------
8/8/06                         WSTC                          (74,896)                      47.70
------------------------------ ----------------------------- ----------------------------- ---------------------------
8/9/06                         WSTC                          (27,847)                      47.67
------------------------------ ----------------------------- ----------------------------- ---------------------------
8/11/06                        WSTC                          (2,269)                       47.62
------------------------------ ----------------------------- ----------------------------- ---------------------------
8/11/06                        WSTC                          (1,319)                       47.62
------------------------------ ----------------------------- ----------------------------- ---------------------------

------------------------------ ----------------------------- ----------------------------- ---------------------------
Date                           Security                      Amount of Shares Bought       Approx. Price per Share
                                                             (Sold)                        (excl. of commissions)
------------------------------ ----------------------------- ----------------------------- ---------------------------
8/25/06                        WSTC                          (170)                         47.91
------------------------------ ----------------------------- ----------------------------- ---------------------------
8/28/06                        WSTC                          (100)                         47.95
------------------------------ ----------------------------- ----------------------------- ---------------------------
9/11/06                        WSTC                          (165)                         48.20
------------------------------ ----------------------------- ----------------------------- ---------------------------
9/12/06                        WSTC                          (250)                         48.18
------------------------------ ----------------------------- ----------------------------- ---------------------------
9/18/06                        WSTC                          (100)                         48.41
------------------------------ ----------------------------- ----------------------------- ---------------------------
9/21/06                        WSTC                          90                            48.30
------------------------------ ----------------------------- ----------------------------- ---------------------------
9/25/06                        WSTC                          (180)                         48.28
------------------------------ ----------------------------- ----------------------------- ---------------------------
9/26/06                        WSTC                          (18,590)                      48.26
------------------------------ ----------------------------- ----------------------------- ---------------------------
9/26/06                        WSTC                          (1,000)                       48.26
------------------------------ ----------------------------- ----------------------------- ---------------------------
9/27/06                        WSTC                          (330)                         48.30
------------------------------ ----------------------------- ----------------------------- ---------------------------
9/27/06                        WSTC                          (55,690)                      48.23
------------------------------ ----------------------------- ----------------------------- ---------------------------
9/27/06                        WSTC                          (5,000)                       48.24
------------------------------ ----------------------------- ----------------------------- ---------------------------
9/28/06                        WSTC                          (193,990)                     48.20
------------------------------ ----------------------------- ----------------------------- ---------------------------
9/28/06                        WSTC                          (8,400)                       48.20
------------------------------ ----------------------------- ----------------------------- ---------------------------
9/29/06                        WSTC                          (110,954)                     48.22
------------------------------ ----------------------------- ----------------------------- ---------------------------
9/29/06                        WSTC                          (5,600)                       48.22
------------------------------ ----------------------------- ----------------------------- ---------------------------
9/29/06                        WSTC                          (3,320)                       48.21
------------------------------ ----------------------------- ----------------------------- ---------------------------
9/29/06                        WSTC                          (2,112)                       48.22
------------------------------ ----------------------------- ----------------------------- ---------------------------

         (e) As provided above under Item 5(c), the Reporting Persons have consummated a number of transactions on the open market during the last sixty
(60) days. The Reporting Persons no longer beneficially own more than 5.0% of Common Stock. Accordingly, this Amendment No. 1 is the final amendment to the
Schedule 13D.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                       FRED ALGER MANAGEMENT, INC.

Date:  October 6, 2006
       ---------------                      /s/Hal Liebes
                                            -------------------------------
                                            Name:  Hal Liebes
                                            Title: General Counsel

                                       J.P. MORGAN INVESTMENT MANAGEMENT INC.

Date:  October 6, 2006
       ---------------                      /s/Christopher M. V. Jones
                                            -------------------------------
                                            Name:  Christopher M. V. Jones
                                            Title: Managing Director

                                       JPMORGAN INVESTMENT ADVISORS INC.

Date:  October 6, 2006
       ---------------                      /s/Christopher M. V. Jones
                                            -------------------------------
                                            Name:  Christopher M. V. Jones
                                            Title: Managing Director

                                       JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

Date:  October 6, 2006
       ---------------                      /s/Christopher M. V. Jones
                                            -------------------------------
                                            Name:  Christopher M. V. Jones
                                            Title: Managing Director

                                       M.A. WEATHERBIE & CO., INC.

Date:  October 6, 2006
       ---------------                      /s/Matthew A. Weatherbie
                                            -------------------------------
                                            Name:  Matthew A. Weatherbie
                                            Title: President



ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)